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                                                                   Exhibit(d)(5)

                                Tut Systems, Inc.

                       1999 Nonstatutory Stock Option Plan

                                   Prospectus




                   The date of this prospectus is May 11, 2001







    This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.


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                               TABLE OF CONTENTS
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INTRODUCTION......................................................................................................    1

         1.       What is the Plan?...............................................................................    1
         2.       What are the purposes of the Plan?..............................................................    1
         3.       How many Shares are available for issuance under the Plan?......................................    1
         4.       What should I know about this prospectus?.......................................................    2

ADMINISTRATION AND ELIGIBILITY....................................................................................    2

         5.       Who administers the Plan?.......................................................................    2
         6.       Who is eligible to participate in the Plan?.....................................................    2
         7.       Does participation in the Plan affect my employment or service with Tut?........................    2

STOCK OPTIONS.....................................................................................................    3

         8.       What is an option and how do I benefit from it?.................................................    3
         9.       How will I know the terms of my option?.........................................................    3
         10.      What is the exercise price of my option?........................................................    3
         11.      When can I exercise my option?..................................................................    4
         12.      How can I exercise my option?...................................................................    4
         13.      How do I pay the exercise price of my option?...................................................    4
         14.      When does my option expire?.....................................................................    4
         15.      Can the Administrator buy out my option?........................................................    5

STOCK PURCHASE RIGHTS.............................................................................................    5

         16.      What are stock purchase rights?.................................................................    5

U.S. TAX AND ERISA INFORMATION....................................................................................    5

         17.      What are the tax effects of my option?..........................................................    5
         18.      What are the tax effects of stock purchase rights?..............................................    6
         19.      What are the tax effects for Tut?...............................................................    6
         20.      Is the Plan subject to ERISA?...................................................................    6

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................................................    6


ADDITIONAL INFORMATION ABOUT THE PLAN AND PROSPECTUS..............................................................    7

         21.      How do I pay tax withholding?...................................................................    7
         22.      Can the Plan be changed or terminated?..........................................................    7
         23.      Will I receive shareholder reports?.............................................................    7
         24.      Does the Plan limit my ability to resell Shares acquired under the Plan?........................    7
         25.      Are Awards transferable?........................................................................    7
         26.      What happens if Tut dissolves or is liquidated?.................................................    8
         27.      What happens if Tut is acquired?................................................................    8
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                              TABLE OF CONTENTS

                                  (continued)

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         28.      What if I need more information?................................................................    8
         29.      What else should I know about this prospectus?..................................................    8
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                                 INTRODUCTION

The following questions and answers give a summary of the main features of the Tut Systems, Inc. 1999 Nonstatutory Stock Option Plan (the "Plan"). Please read this prospectus carefully.

1.   What is the Plan?

The Plan permits Tut Systems, Inc. ("Tut") to issue shares of our common stock ("Shares") to eligible employees and consultants of Tut and its subsidiaries. Shares are issuable through awards ("Awards"), including:

     .   stock options, and

     .   stock purchase rights.

An individual who has received one or more Awards is referred to in this prospectus as a "participant".

2.   What are the purposes of the Plan?

The purposes of the Plan are:

     . to attract and retain the best available personnel for positions of substantial responsibility,

     .   to provide additional incentive to employees and consultants, and

     .   to promote the success of Tut's business

3.   How many Shares are available for issuance under the Plan?

There are 1,825,000 Shares available for issuance under the Plan. Such Shares may be authorized but unissued Shares or reacquired Shares.

If an Award expires or becomes unexercisable without having been fully exercised, the unpurchased Shares that were subject to the Award generally again will be available for grant or sale under the Plan.

If Tut experiences a stock split, stock dividend, reclassification, or other similar change to its capital structure, the Board of Directors of Tut (the "Board") will adjust (as appropriate) the number of Shares available for issuance under the Plan and any outstanding Awards.
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4.   What should I know about this prospectus?

This prospectus describes the main features of the Plan as of May 11, 2001. However, this prospectus does not contain all of the terms and conditions of the official Plan document. Accordingly, if there is any difference between the terms and conditions of the Plan as described in this prospectus and the provisions of the official Plan document, the Plan document will govern.

                        ADMINISTRATION AND ELIGIBILITY

5.   Who administers the Plan?

The Plan is administered by the Board or a committee of directors appointed by the Board (as applicable, the "Administrator"). The Administrator has all discretion and authority to administer the Plan and to control its operation. Subject to the terms of the Plan, the Administrator has the power to:

     .   select which employees and consultants will be granted Awards,

     . determine the terms and conditions of each Award (which need not be the same), and

     .   interpret the terms of the Plan and the outstanding Awards.

The Administrator may make whatever rules it considers appropriate for the administration and interpretation of the Plan. All decisions made by the Administrator are final and binding on all persons.

6.   Who is eligible to participate in the Plan?

Awards may be granted to employees and consultants of Tut and its subsidiaries. However, no stock options may be granted to Tut's officers or directors. For purposes of the Plan, a corporation generally is a "subsidiary" of Tut if Tut directly or indirectly owns at least 50% of the corporation's voting stock.

The Administrator has complete authority to determine which employees and consultants will be selected for participation in the Plan.

7.   Does participation in the Plan affect my employment or service with Tut?

No, the grant of an Award under the Plan does not affect the terms and conditions of your employment or service. Tut and its subsidiaries reserve the right to terminate your employment or service at any time, with or without cause, subject to the provisions of local law. The receipt of an Award does not entitle you to any future award, compensation or severance pay.

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                                 STOCK OPTIONS

8.   What is an option and how do I benefit from it?

An option gives you the right to purchase a specified number of Shares for a fixed price (the "exercise price") during a prescribed period of time. If the value of the Shares increases above your exercise price during its term, you will be able to buy the Shares at a "discount." If the value of the Shares does not increase above your exercise price, you will not recognize a benefit from your option.

The principal benefit of your option is the potential to profit from any increase in the value of the Shares subject to the option during the period in which the option is exercisable, without risking any of your money.

Please note that the grant and exercise of your option are subject to any United States and local laws, including, but not limited to, laws relating to securities and foreign currency, as well as any Tut policies that may apply to you. By accepting and exercising your option, Tut deems that you have authorized and directed Tut or any subsidiary of Tut to disclose to Tut or any of its subsidiaries any information regarding your employment or service, the nature and amount of your compensation and the details of your participation in the Plan as Tut or the subsidiary finds necessary to facilitate the administration of the Plan.

9.   How will I know the terms of my option?

Each option granted under the Plan is evidenced by a written agreement (an "option agreement") between Tut and you. The option agreement will show all of the following, all of which the Administrator determines in its discretion:

     .   the exercise price of the option,

     .   the expiration date of the option,

     .   the maximum number of Shares that may be purchased with the option,

     .   any conditions to exercise of the option, and

     .   any other terms and conditions of the option.

The option agreement also will specify that the option is intended to be a nonqualified stock option (that is, an option that is not an "incentive stock option" for federal income tax purposes).

10.  What is the exercise price of my option?

The exercise price is the price at which you may purchase a Share by exercising an option. The Administrator has the discretion to determine the exercise price of each option granted under the Plan.

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For purposes of the Plan, "fair market value" generally means the closing sales price of the Shares as quoted on the Nasdaq National Market for the last market trading day prior to the day in question, as reported by The Wall Street Journal.

11.  When can I exercise my option?

You generally cannot immediately exercise an option granted under the Plan. Instead, an option will become exercisable (that is, it will "vest") at the time or times shown in the related option agreement, assuming that you have satisfied any conditions to vesting (for example, continued employment or service with Tut). The Administrator has the discretion to determine the vesting schedule for each option, including any conditions to vesting. Please note that, unless the Administrator determines otherwise, the vesting of options will be tolled during any unpaid leave of absence.

12.  How can I exercise my option?

To exercise your option, you must give written or electronic notice of exercise (in accordance with the terms of your option agreement) to Shareholder Services. With the exercise notice, you also must send full payment of the exercise price of the number of Shares in respect of which the option is being exercised and any applicable federal (including FICA), state and local withholding taxes. Note that your ability to purchase Shares through the exercise of an option is conditioned upon compliance with any laws and Tut policies that apply to you.

13.  How do I pay the exercise price of my option?

The Administrator determines how you may pay the exercise price of an option. The Administrator's current policy is to permit payment of the exercise price:

     .   in cash or by check,

     . by the tender of already-owned Shares that have been held for at least six (6) months, if acquired pursuant to an exercise of stock options, and have a fair market value equal to the exercise price, or

     . by an immediate sale of some or all of the Shares acquired upon exercise. An immediate sale is when the exercise price (and any required tax withholding) is paid by requesting a stockbroker to sell all or part of the Shares acquired upon exercise. That is, the stockbroker will forward part of the proceeds to Tut as necessary to pay the exercise price and tax withholding. The stockbroker will then send the remaining cash proceeds (less any commissions and fees) or Shares directly to you.

14.  When does my option expire?

The Administrator has the discretion to determine the expiration provisions that apply to options. The expiration dates for any particular option will be shown in the related option agreement. The expiration date is the date on which your option expires and after which you no longer may exercise the option. Expiration dates may vary for different options and in different circumstances. Therefore, it is important for you to read and understand your individual option agreement.

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After an option is granted, the Administrator may, in its discretion, extend the maximum term of the option, subject to the terms of the Plan.

15.  Can the Administrator buy out my option?

The Administrator may at any time offer to buy out, for a payment in cash or Shares, any outstanding option, based on such terms and conditions as the Administrator establishes and communicates to you at the time the offer is made.

                             STOCK PURCHASE RIGHTS

16.  What are stock purchase rights?

A stock purchase right is a right to buy Shares. The Administrator determines the terms and conditions under which Shares may be purchased pursuant to a stock purchase right granted under the Plan, including the number of Shares that may be purchased by a participant and the purchase price to be paid for the Shares. If you are granted a stock purchase right, Tut generally will retain the right to repurchase the Shares at their purchase price if your employment or service terminates for any reason. Shares that are subject to Tut's right to repurchase are often referred to as "restricted stock". The Administrator determines the rate at which Tut's repurchase option will lapse each year.

U. S. TAX AND ERISA INFORMATION

The following discussion is intended only as a summary of the general U.S. income tax laws that apply to Awards granted under the Plan and the sale of any Shares acquired through the Awards. However, the federal, state and local tax consequences to any particular taxpayer will depend upon his or her individual circumstances. Also, if you are not a U.S. taxpayer, the taxing jurisdiction or jurisdictions that apply to you will determine the tax effect of your participation in the Plan. Accordingly, Tut strongly advises you to seek the advice of a qualified tax adviser regarding your participation in the Plan.

The following discussion assumes that the per Share exercise price of an option is less than the fair market value of a Share on the date of exercise.

17.  What are the tax effects of my option?

You will not be required to include an amount in income when you are granted an option. However, when you exercise the option you will have ordinary income to the extent the value of the Shares (and any cash) you receive on the date of exercise is greater than the exercise price you pay. If you exercise an option through payment of the exercise price in Shares, or in a combination of Shares and cash, you will have ordinary income upon exercise to the extent that the value (on the date of exercise) of the Shares you purchase is greater than the value of the Shares you surrender, less the amount of any cash paid upon exercise.

Any gain or loss you recognize upon the sale or exchange of Shares that you acquire generally will be treated as capital gain or loss and will be long-term or short-term depending on whether you held

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the Shares for more than one year. The holding period for the Shares will begin just after the time you recognize income. The amount of such gain or loss will be the difference between:

     .   the amount you realize upon the sale or exchange of the Shares, and

     .   the value of the Shares at the time you recognize income.

18.  What are the tax effects of stock purchase rights?

Generally, no income will be recognized by you in connection with the grant of a stock purchase right or the exercise of the right for unvested Shares, unless you file an election under Section 83(b) of the Code within thirty (30) days of the date of exercise of the stock purchase right. Otherwise, as Tut's repurchase right lapses, you will recognize ordinary income when (and if) the Shares vest and no longer can be forfeited. If you make a Section 83(b) election, you will recognize ordinary income at the time you exercise a stock purchase right. However, if you later forfeit the Shares, no tax deduction is allowed with respect to the forfeiture. In all cases, the amount of ordinary income that you recognize will equal:

     . the fair market value of the Shares at the time you recognize income, less

     .   the amount (if any) you pay for the Shares.

19.  What are the tax effects for Tut?

Tut generally will receive a deduction for federal income tax purposes in connection with an Award equal to the ordinary income you realize. Tut will be entitled to such deduction at the time that you recognize the ordinary income.

20.  Is the Plan subject to ERISA?

The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), nor is it qualified under Section 401(a) of the Code.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Tut to "incorporate by reference" the information it files with the SEC, which means that Tut can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. Tut incorporates by reference the documents listed below and any future filings Tut makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act").

     1. Tut's latest annual report filed pursuant to Section 13(a) or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(a) under the Securities Act of 1933 (the "1933 Act") which contains, either directly or by incorporation by reference, audited financial statements for Tut's latest fiscal year for which such statements have been filed.

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     2.  All other reports and proxy statements filed pursuant to Section 13(a)
         or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report or prospectus referred to in paragraph (1) above.

     3. The description of Tut's common stock contained in Tut's Registration Statement on Form 8-A, as it may have been amended from time to time.

All documents filed by Tut pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents.

             ADDITIONAL INFORMATION ABOUT THE PLAN AND PROSPECTUS

21.  How do I pay tax withholding?

You must pay any taxes that Tut is required to withhold upon exercise of an Award in cash or through other means as required by the Administrator.

22.  Can Tut change or terminate the Plan?

The Board may amend, suspend or terminate the Plan at any time and for any reason. However, no such amendment, suspension or termination may adversely affect your outstanding Award without your written consent.

23.  Will I receive shareholder reports?

As a participant in the Plan, you will receive the annual reports, proxy statements and other materials Tut sends to its shareholders generally.

24.  Does the Plan limit my ability to resell Shares acquired under the Plan?

Except as described below, the Plan generally places no limitations upon your ability to sell Shares acquired under the Plan. Tut will not receive any part of the proceeds of any such sales.

While you are in possession of "inside information" (that is, material information about Tut that is not yet public but that a reasonable investor would consider important in deciding whether to buy or sell Shares), you are prohibited by federal securities laws and Tut policy from trading Shares until the information has become public.

Also, you may not resell under this prospectus any Shares acquired under the Plan if you are an "affiliate" of Tut (within the meaning of Rule 405 under the 1933 Act). Any such resales must be either described in a separate prospectus, or, in certain instances, registered in a separate registration statement, or sold in accordance with the requirements of Rule 144 under the 1933 Act or another exemption available under the 1933 Act.

25.  Are Awards transferable?

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You may not sell, transfer, pledge, assign or otherwise alienate or hypothecate
Awards granted under the Plan, other than by will or the applicable laws of descent and distribution. All rights with respect to an Award granted to you will be available during your lifetime only to you.

26.  What happens if Tut dissolves or is liquidated?

In the event of Tut's proposed dissolution or liquidation, the Administrator will notify you as soon as practicable prior to the effective date of the proposed transaction. The Administrator may, in its discretion, provide that your option will become vested and exercisable as to all shares subject to your option, including shares as to which the option would not otherwise be vested or exercisable, until ten (10) days prior to the transaction. Also, the Administrator may provide that any Tut repurchase option that applies to any Shares purchased upon exercise of an option or stock purchase right will lapse as to all such Shares, provided that the proposed dissolution or liquidation takes place. The option or stock purchase right will terminate immediately before the consummation of the liquidation or dissolution.

27.  What happens if Tut is acquired?

In the event of Tut's merger with or into another corporation, or the sale of all or substantially all of its assets, each outstanding option and stock purchase right may be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If the successor corporation refuses to assume or substitute for the outstanding options or stock purchase rights, your option or Stock Purchase Right will become vested and exercisable as to all Shares subject to the option or Stock Purchase Right, including Shares as to which the option would not otherwise be vested or exercisable. In such a case, the Administrator will notify you that the option will be fully vested and exercisable for a period of fifteen (15) days from that notice. The option or stock purchase right will terminate upon the expiration of that fifteen-day period.

28.  What if I need more information?

Tut will provide you free of charge with a copy of any or all of the documents incorporated by reference in this prospectus and in the Registration Statement on Form S-8 filed with the SEC relating to the Plan (except for any exhibits to these documents), including Tut's annual report, and copies of other reports, proxy statements and communications distributed to Tut's stockholders generally. You should direct your requests to:

Shareholder Services
Tut Systems, Inc.
5964 West Las Positas Blvd.
Pleasanton, CA 94588
Telephone: (925) 201-2045
Facsimile: (925) 201-4403

Copies of the Plan document, this prospectus, any supplements to the prospectus, and further information concerning the Plan and its administration also are available free of charge by calling or writing Shareholder Services at the numbers and/or address listed above.

29.  What else should I know about this prospectus?

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Tut may update this prospectus in the future by furnishing to you an appendix, memorandum, notice or replacement page containing updated information. Tut generally will not send you a new prospectus, except upon request. Accordingly, you should keep this prospectus for future reference.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Tut has not authorized anyone to provide you with different or additional information. Tut is not making an offer to sell any stock in any state or country where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this document.

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